Exhibit 99.1

RealPage Announces Pricing of Follow-on Public Offering of Common Stock

RICHARDSON, Texas (May 24, 2018) –(BUSINESS WIRE)– RealPage, Inc. (NASDAQ: RP), a leading global provider of software and data analytics to the real estate industry, announced today the pricing of its follow-on public offering of 7,000,000 shares of its common stock at a price of $57.00 per share, before underwriting discounts. In addition, RealPage has granted the underwriters a 30-day option to purchase up to 1,050,000 additional shares of its common stock. The offering is expected to close on or about May 29, 2018, subject to satisfaction of customary closing conditions.

RealPage intends to use the net proceeds from this offering primarily for repayment of indebtedness outstanding under its revolving facility and for general corporate purposes, including working capital, sales and marketing activities, research and development activities, general and administrative matters and capital expenditures. RealPage may also use the net proceeds from this offering for acquisitions of, or investments in, technologies, solutions or businesses that complement its business.

Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and RBC Capital Markets, LLC are acting as the joint bookrunners for the offering. JMP Securities LLC, KeyBanc Capital Markets Inc. and Fifth Third Securities, Inc. are acting as co-managers for the offering.

An effective registration statement relating to the shares of common stock was previously filed with the U.S. Securities and Exchange Commission on May 21, 2018. A preliminary prospectus supplement describing the terms of the offering was filed with the Securities and Exchange Commission on May 21, 2018. The offering is being made only by means of the effective shelf registration statement, copies of which may be obtained, when available, from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; from Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152; and from RBC Capital Markets, LLC, Attention: Equity Syndicate, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281. The final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About RealPage

RealPage is a leading global provider of software and data analytics to the real estate industry. Clients use our platform to improve operating performance and increase capital returns. Founded in 1998 and headquartered in Richardson, Texas, RealPage currently serves over 12,400 clients worldwide from offices in North America, Europe and Asia. For more information about the company, visit https://www.realpage.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking” statements relating to the intended use of proceeds from this offering. Actual results may differ materially from those expressed by such forward-looking statements. All information provided in this release is as of the date hereof and RealPage undertakes no duty to update this information except as required by law.

Contact

RealPage, Inc.

Investor Relations

Rhett Butler, 972-820-3773

rhett.butler@realpage.com